UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2026

Our Bond, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-43087	83-1751618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street, New York, New York	10004
(Address of principal executive offices)	(Zip Code)

(888) 567-6234

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OBAI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2026, Our Bond, Inc., a Nevada corporation (“we,” “us,” “our” or the “Company”) issued a Promissory Note to Ascent Partners Fund, LLC in the principal amount of $526,315.79 (the “Note”). The Note features a 5% original issue discount and was issued for a purchase price of $500,000. The Note bears interest at a rate of ten percent (10%) per annum and matures on June 30, 2026. Monthly payments of accrued interest under the Note are due on the first day of each month. We are required to apply the net proceeds of all future offerings or issuances of our securities toward payment of the Note until such time as it is paid in full. In the event of default, the Note will bear interest at a rate of twenty-four percent (24%) per annum and any late payments will incur a late fee in the amount of ten percent (10%) of the amount of the late payment. Events of default under the Note include any failure to pay the principal amount when due, any failure to pay interest, fees, or other obligations within five (5) business days of when due, a failure to perform any other covenant under the Note, a default under any indebtedness in excess of $150,000, and a change in control of the Company.

The foregoing is a summary of the material terms of the Note. The Note, which is filed herewith as Exhibit 10.1, contains additional terms, covenants, and conditions and should be reviewed in its entirety for additional information.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Promissory Note due June 30, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2026	Our Bond, Inc.

	By:	/s/ Doron Kempel
	Name:	Doron Kempel
	Title:	Chief Executive Officer